[HARRIS CORPORATION LOGO]                                         NEWS RELEASE

                                                               Exhibit (a)(1)(I)

FOR IMMEDIATE RELEASE

Media inquiries:                               Investor relations inquiries:
---------------                                ----------------------------
TOM HAUSMAN                                    PAMELA PADGETT
Director Public Relations                      Vice President Investor Relations
321-727-9131                                   321-727-9383
thausm01@harris.com                            ppadge01@harris.com


              HARRIS CORPORATION REPORTS A 10% INCREASE IN REVENUES
                                FOR THIRD QUARTER

MELBOURNE, FLORIDA. APRIL 18, 2001 - Harris Corporation (NYSE:HRS) today reported third quarter sales of $479 million, a 10 percent increase compared to the same period last year. Earnings per share were $.23, comfortably within the range of $.20-$.25 which management had provided as guidance in February. Sales and earnings for all periods presented are compared on a pro forma basis as described in Table 1.

Sales in the company's Commercial Communications segment grew 15 percent to $269 million on the strength of microwave build-outs for wireless telecom systems and the accelerating demand for digital equipment for TV stations. As Harris reported in February, the Network Support business was significantly impacted in the quarter by the collapse of the DSL build-out by new carriers and the general slowdown in telecom spending for wired networks. Operating income in the commercial segment was down during the quarter, as a result of the weakness in the Network Support business and the expected dilution resulting from the Wavtrace acquisition. Operating income for the rest of the commercial segment grew at a faster pace than sales growth.

The company's Broadcast Communications business sales were up 25 percent during the quarter and new orders surpassed $100 million, a new record for the division. The transition to digital technology in the U.S. gained pace during the quarter, boosted in part by positive rulings from the FCC that will ensure that the change to digital technology will progress as planned. The transition is still in the early stages, as more than 1,200 TV broadcast stations have yet to invest in digital technology. Harris has strengthened its position as the leader in DTV technology, supplying more than 60 percent of the digital transmitters currently being used in the U.S. The company is also expanding its reach in international markets with the introduction of its first European-standard digital transmitter and encoder at the National Association of Broadcasters convention next week.

                                   -- more --

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HARRIS CORPORATION  | 1025 WEST NASA BOULEVARD, MELBOURNE, FL USA 32919
                                                            next level solutions

In the Microwave Communications business, sales increased 35 percent during the quarter with strength in targeted regional markets of North America and Latin America. The company once again experienced strong demand in the U.S. from cellular and PCS service providers for backhaul upgrades to meet increased capacity requirements. In international markets, shipments were strong and sales growth exceeded 40 percent. International orders were below sales, however, the company expects that continued strong opportunities will drive a recovery in international orders in the fourth quarter. Overall, fourth quarter sales for the business should match the third quarter's strong results.

Harris remains on track with the development of new point-to-multipoint products, called ClearBurst, which are expected to add to sales growth when they are introduced in the next fiscal year. During the quarter, the company added another key field trial for its ClearBurst products in Sao Paulo, Brazil. The tests will be conducted by Clearing House SA, the company authorized by Anatel, the Brazilian equivalent of the FCC. ClearBurst provides "last mile" solutions for broadband wireless access to high-speed data and Internet services.

Sales in the company's Network Support business declined 32 percent, impacted by the abrupt slowdown in the domestic DSL services market, as previously reported. Harris has taken actions to reduce costs in the line test business and has seen early successes in its efforts to expand its tools and network management business into Europe and Latin America where Harris has a solid reputation. In addition, Harris continued to leverage its strong presence in the domestic ILEC market with new products that integrate voice and data testing into one tool.

Harris' RF Communications business reported a solid operating quarter with modest increases in sales, compared to record results last year. New orders exceeded sales in the quarter by 8 percent. The new Falcon II high-data-rate multiband secure radios have received wide acceptance from military forces around the world. During the quarter, the company won a $12 million contract from the United Arab Emirates Ministry of Defence and an $11 million contract from the U.S. Air Force's Electronics System Center for Falcon II radio equipment. Also, the company recently completed $22 million in shipments to the Romania Ministry of National Defense for tactical radio communications equipment, including Falcon II radios.

Sales in the Government Communications segment grew 4 percent to $211 million. Operating income increased 20 percent as the business continued to demonstrate strong performance on defense and other government programs. Orders in the segment were 7 percent higher than sales and included a $12.5 million contract, with a potential value of $46 million over ten years, for advanced avionics work

                                   -- more --

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HARRIS CORPORATION  | 1025 WEST NASA BOULEVARD, MELBOURNE, FL USA 32919
                                                            next level solutions
supporting the U.S. Navy and Marine Corps F/A-18E/F Super Hornet aircraft. Additional contracts included telemetry modules supporting the U.S. Air Force Advanced Medium-Range Air-to-Air Missile, fire control system electronics supporting two mobile field artillery platforms, and a Digital Map System for the Italian Navy's fleet of EH-101 anti-submarine helicopters.

Following the close of the quarter, Harris announced the signing of an agreement to acquire Exigent International, which provides software and services to government markets. Exigent develops and services satellite, telecommunications, and information technology systems and had revenues of approximately $38 million in calendar 2000. The tender is expected to be completed in May.

For the first three quarters of fiscal 2001, Harris reported sales of $1,427 million, a 16 percent increase over the same period in fiscal 2000. Net income for the three quarters was $76.3 million, or $1.14 per share. Harris considers $.37 of the $1.14 per share to be a non-repetitive gain resulting from the first quarter sale of investment securities above normal levels.

"We are pleased with the company's continued growth during the quarter," said Phillip W. Farmer, chairman and CEO. "Despite the dampening effects of a slowdown in telecom markets worldwide, Harris achieved 15 percent sales growth in its commercial segment during the quarter. In the government segment, we achieved 4 percent sales growth, and most encouragingly, operating income increased 20 percent. We continue to enjoy a good market balance between government and commercial businesses. Although near-term economic conditions are challenging for companies providing communications equipment, we remain committed to our strategy and are investing significant R&D in emerging areas, including broadband wireless access and digital television. The market transition to the new era of digital television is on track, and the record orders booked by our Broadcast business during the quarter bode well for outstanding growth prospects for Harris within that market. For fiscal 2001, which ends in June, we expect to be within the $1.10 - $1.15 revised earnings estimate that we provided in late February (eliminating the non-repetitive gain cited above)."

Harris Corporation is an international communications equipment company focused on providing product, system, and service solutions that take its customers to the next level. The company provides a wide range of products and services for wireless, broadcast, network support, and government markets. The company has sales and service facilities in nearly 90 countries.

NOTE: In conjunction with the quarterly earnings release, the company will conduct a conference call on Wednesday, April 18, at 2 p.m. (ET). Interested individuals are invited to listen to the call by using a dial-in number: (800) 231-9012.

                                   -- more --

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HARRIS CORPORATION  | 1025 WEST NASA BOULEVARD, MELBOURNE, FL USA 32919
                                                            next level solutions

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that reflect management's current expectations, assumptions and estimates of future performance and economic conditions. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements may be identified by their use of forward-looking terminology, such as "believes," "expects," "may," "should," "would," "will," "intends," "plans," "estimates," "anticipates," and similar words. The company cautions investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. The company's consolidated results and the forward-looking statements could be affected by many factors, including: general economic conditions in the markets in which the company operates; economic developments that have a particularly adverse effect on one or more of the markets served by the company; continuing weakness in the telecom market; continuing challenges and the exit of its telecom switching business; stability of key markets for communications products, particularly Asia and Latin America; fluctuation in foreign currency exchange rates and the effectiveness of the company's currency hedging program; fluctuations in the U.S. and worldwide defense and space budgets; effect of the consolidation in the U.S. defense industry on the company's direct and indirect business with the U.S. government; the company's ability to receive government contract awards; continued development and market acceptance of new products, especially digital television broadcast products and broadband wireless access products; ability to be successful in the management and integration of acquired businesses; ability to achieve further product cost reductions and efficiencies in the company's commercial manufacturing operations; ability to continue liquidation of its marketable securities portfolio; and the successful resolution of patent infringement and other general litigation. Other factors that may impact the company's results and forward-looking statements may be disclosed in the company's filings with the SEC. The forward-looking statements contained in this release are made as of the date hereof and Harris disclaims any intention or obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ materially from those projected in the forward-looking statements, whether as a result of new information, future events, or otherwise.

ATTACHMENTS:  FINANCIAL STATEMENTS (SIX TABLES)

                                      # # #

Media inquiries: Tom Hausman at 321-727-9131, or thausm01@harris.com
Investor relations inquiries: Pamela Padgett at 321-727-9383, or ppadge01@harris.com
For additional information contact Harris Corporation at webmaster@harris.com.



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HARRIS CORPORATION  | 1025 WEST NASA BOULEVARD, MELBOURNE, FL USA 32919
                                                            next level solutions

Table 1


                               HARRIS CORPORATION
                           FY'01 THIRD QUARTER SUMMARY
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME (1)



(in millions except per share amounts)                    Quarter Ended                   Three Quarters Ended
                                                    --------------------------        ----------------------------
                                                      March 30,      March 31,         March 30,        March 31,
                                                        2001           2000              2001             2000
                                                    -----------     ----------        ----------        ---------
REVENUE
Revenue from product sales and services              $   479.3       $   437.0         $ 1,426.6         $ 1,233.3

COSTS AND EXPENSES
Cost of product sales and services                       352.6           316.7           1,050.7             913.4
Engineering, selling and administrative
 expenses                                                104.8            90.6             301.3             253.8
Other income                                              (7.6)           (6.7)            (59.4)            (17.9)
                                                     ---------       ---------         ---------         ---------
                                                         449.8           400.6           1,292.6           1,149.3
                                                     ---------       ---------         ---------         ---------

OPERATING INCOME                                          29.5            36.4             134.0              84.0

Interest income                                            2.5             7.5              10.0              17.6
Interest expense                                          (9.0)           (8.0)            (26.6)            (16.6)
                                                     ---------       ---------         ---------         ---------

Income from continuing operations
 before income taxes                                      23.0            35.9             117.4              85.0
Income taxes                                               8.1            12.6              41.1              29.8
                                                     ---------       ---------         ---------         ---------
Net income                                           $    14.9       $    23.3         $    76.3         $    55.2
                                                     =========       =========         =========         =========

Income from continuing operations per
 common share (diluted)                              $     .23       $     .34         $    1.14         $     .74

Average diluted shares outstanding                        65.8            68.9              66.9              74.8

 (1) RESTATED TO EXCLUDE THE FOLLOWING ITEMS:
-------------------------------------------------------------------------------------------------------------------
REVENUE
Exited product line sales                            $       -       $   (18.2)        $       -         $   (61.7)

COST OF SALES
Exited product line cost of sales                    $       -       $   (16.2)        $       -         $   (48.2)
Exited product line inventory write-downs                    -            (9.7)                -              (9.7)
                                                     ---------       ---------         ---------         ---------
                                                     $       -       $   (25.9)        $       -         $   (57.9)
                                                     =========       =========         =========         =========
OPERATING EXPENSES
Exited product line operating expenses               $       -       $    (7.6)        $       -         $   (30.7)
Exited product line transition costs                         -           (10.1)                -             (10.1)
                                                     ---------       ---------         ---------         ---------
                                                     $       -       $   (17.7)        $       -         $   (40.8)
                                                     =========       =========         =========         =========
RESTRUCTURING EXPENSES                               $       -       $   (40.0)        $       -         $   (40.0)

PURCHASED IN-PROCESS RESEARCH AND
 DEVELOPMENT                                         $       -       $   (10.7)        $   (73.5)        $   (10.7)

AMORTIZATION OF GOODWILL AND OTHER
 INTANGIBLE ASSETS                                   $    (6.0)      $    (3.8)        $   (16.2)        $    (6.0)

OTHER INCOME
Sale of Intersil stock                               $       -       $    21.9         $       -         $    21.9
-------------------------------------------------------------------------------------------------------------------

                                                                  PRO FORMA ONLY

--------------------------------------------------------------------------------
HARRIS CORPORATION  | 1025 WEST NASA BOULEVARD, MELBOURNE, FL USA 32919
                                                            next level solutions

Table 2

                               HARRIS CORPORATION
                           FY'01 THIRD QUARTER SUMMARY
                   PRO FORMA BUSINESS SEGMENT INFORMATION (1)

(in millions)                                            Quarter Ended                 Three Quarters Ended
                                                    -----------------------         -------------------------
                                                    March 30,      March 31,        March 30,        March 31,
                                                      2001           2000             2001            2000
                                                    --------       --------         --------         --------
   REVENUE
    Government Communications                       $  210.6       $  203.1         $  619.0         $  592.7
    Commercial Communications                          268.7          233.9            807.6            640.6
                                                    --------       --------         --------         --------
                                                    $  479.3       $  437.0         $1,426.6         $1,233.3
                                                    ========       ========         ========         ========

   OPERATING INCOME
    Government Communications                       $   18.9       $   15.7         $   51.4         $   42.5
    Commercial Communications                           15.2           22.3             52.3             49.5
    Headquarters expense                               (12.2)          (8.3)           (29.1)           (25.9)
    Other income                                         7.6            6.7             59.4             17.9
                                                    --------       --------         --------         --------
                                                    $   29.5       $   36.4         $  134.0         $   84.0
                                                    ========       ========         ========         ========


(1) RESTATED TO EXCLUDE THE FOLLOWING ITEMS:
--------------------------------------------------------------------------------------------------------------
 COMMERCIAL COMMUNICATIONS REVENUE:
 Exited product line sales                          $      -       $  (18.2)        $      -         $  (61.7)

 COMMERCIAL COMMUNICATIONS OPERATING
  INCOME:
 Exited product line operating losses               $      -       $    5.6         $      -         $   17.2
 Exited product line inventory write-downs                 -            9.7                -              9.7
 Exited product line transition costs                      -           10.1                -             10.1
 Restructuring expenses                                    -           40.0                -             40.0
 Amortization of goodwill and other
  intangible assets                                      6.0            3.8             16.2              6.0
                                                    --------       --------         --------         --------
                                                    $    6.0       $   69.2         $   16.2         $   83.0
                                                    ========       ========         ========         ========
 PURCHASED IN-PROCESS RESEARCH AND
  DEVELOPMENT                                       $      -       $   10.7         $   73.5         $   10.7

 OTHER INCOME
 Sale of Intersil stock                             $      -       $  (21.9)        $      -         $  (21.9)
--------------------------------------------------------------------------------------------------------------

                                                               PRO FORMA ONLY


--------------------------------------------------------------------------------
HARRIS CORPORATION  | 1025 WEST NASA BOULEVARD, MELBOURNE, FL USA 32919
                                                            next level solutions

Table 3

                               HARRIS CORPORATION
                           FY'01 THIRD QUARTER SUMMARY

                   CONDENSED CONSOLIDATED STATEMENT OF INCOME


(in millions except per share amounts)                 Quarter Ended                  Three Quarters Ended
                                                 -------------------------        ----------------------------
                                                  March 30,      March 31,         March 30,         March 31,
                                                    2001           2000              2001              2000
                                                 ----------     ----------        ----------        ----------
REVENUE
Revenue from product sales and
 services                                        $   479.3       $   455.2         $ 1,426.6         $ 1,295.0

COSTS AND EXPENSES
Cost of product sales and services                   352.6           342.6           1,050.7             971.3
Engineering, selling and
 administrative expenses                             104.8           108.3             301.3             294.6
Amortization of goodwill and other
 intangible assets                                     6.0             3.8              16.2               6.0
Restructuring expense                                    -            40.0                 -              40.0
Purchased in-process research &
 development                                             -            10.7              73.5              10.7
Other income                                          (7.6)          (28.6)            (59.4)            (39.8)
                                                 ---------       ---------         ---------         ---------
                                                     455.8           476.8           1,382.3           1,282.8
                                                 ---------       ---------         ---------         ---------

OPERATING INCOME (LOSS)                               23.5           (21.6)             44.3              12.2

Interest income                                        2.5             7.5              10.0              17.6
Interest expense                                      (9.0)           (8.0)            (26.6)            (16.6)
                                                 ---------       ---------         ---------         ---------

Income (loss) from continuing
 operations before income taxes                       17.0           (22.1)             27.7              13.2
Income taxes                                           5.9            (7.8)             35.4               4.6
                                                 ---------       ---------         ---------         ---------
Income (loss) from continuing
 operations                                           11.1           (14.3)             (7.7)              8.6
Discontinued operations net of income
 taxes                                                   -               -                 -              (7.0)
                                                 ---------       ---------         ---------         ---------
Net income (loss)                                $    11.1       $   (14.3)        $    (7.7)        $     1.6
                                                 =========       =========         =========         =========

NET INCOME (LOSS) PER COMMON SHARE
Basic:
  Continuing operations                          $     .17       $    (.21)        $    (.12)        $     .11
  Discontinued operations                              .00             .00               .00              (.09)
                                                 ---------       ---------         ---------         ---------
                                                 $     .17       $    (.21)        $    (.12)        $     .02
                                                 =========       =========         =========         =========
Diluted:
  Continuing operations                          $     .17       $    (.21)        $    (.12)        $     .11
  Discontinued operations                              .00             .00               .00              (.09)
                                                 ---------       ---------         ---------         ---------
                                                 $     .17       $    (.21)        $    (.12)        $     .02
                                                 =========       =========         =========         =========

Cash dividends paid per common share             $     .05       $     .05         $     .15         $     .34

Average basic shares outstanding                      65.7            68.9              66.9              74.5
Average diluted shares outstanding                    65.8            68.9              66.9              74.8



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HARRIS CORPORATION  | 1025 WEST NASA BOULEVARD, MELBOURNE, FL USA 32919
                                                            next level solutions

Table 4
                               HARRIS CORPORATION
                           FY'01 THIRD QUARTER SUMMARY

                          BUSINESS SEGMENT INFORMATION


(in millions)                                  Quarter Ended                 Three Quarters Ended
                                          -----------------------         --------------------------
                                          March 30,      March 31,        March 30,        March 31,
                                            2001           2000             2001             2000
                                          --------       --------         --------         --------
REVENUE
 Government Communications                $  210.6       $  203.1         $  619.0         $  592.7
 Commercial Communications                   268.7          252.1            807.6            702.3
                                          --------       --------         --------         --------
                                          $  479.3       $  455.2         $1,426.6         $1,295.0
                                          ========       ========         ========         ========

OPERATING INCOME (LOSS)
 Government Communications                $   18.9       $   15.7         $   51.4         $   42.5
 Commercial Communications                     9.2          (46.9)            36.1            (33.5)
 Headquarters expense                        (12.2)          (8.3)           (29.1)           (25.9)
 Purchased in-process research and
  development                                    -          (10.7)           (73.5)           (10.7)
 Other income                                  7.6           28.6             59.4             39.8
                                          --------       --------         --------         --------
                                          $   23.5       $  (21.6)        $   44.3         $   12.2
                                          ========       ========         ========         ========




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HARRIS CORPORATION  | 1025 WEST NASA BOULEVARD, MELBOURNE, FL USA 32919
                                                            next level solutions

Table 5


                               HARRIS CORPORATION
                           FY'01 THIRD QUARTER SUMMARY
                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS


(in millions)                                                        Three Quarters Ended
                                                                    -----------------------
                                                                    March 30,      March 31,
                                                                      2001           2000
                                                                    --------       --------
OPERATING ACTIVITIES
 Income (loss) from continuing operations                           $   (7.7)      $    8.6
 Adjustments to reconcile net income to net cash
   provided by and (used in) operating activities:
  Depreciation and amortization                                         58.5           50.5
  Non-current deferred income tax                                      (19.5)         (19.2)
  Purchased in-process research & development                           73.5           10.7
  Gain on the sale of securities available for sale                    (84.1)         (34.5)
  Income (loss) from discontinued operations-net of
   items not affecting cash                                                -          (41.6)
  (Increase) decrease in:
   Accounts and notes receivable                                       (11.7)          40.9
   Unbilled costs and inventories                                      (66.7)          55.5
  Increase (decrease) in:
   Accounts payable and accrued expenses                               (23.3)         (46.0)
   Advance payments and unearned income                                  5.5            1.0
   Income taxes                                                         19.1          (12.9)
  Other                                                                  1.7           28.3
                                                                    --------       --------

Net cash provided by and (used in) operating activities                (54.7)          41.3
                                                                    --------       --------

INVESTING ACTIVITIES
 Cash paid for acquired businesses                                    (125.9)         (92.8)
 Additions of plant and equipment                                      (40.8)         (70.5)
 Cash paid for strategic investments                                   (23.0)         (24.6)
 Proceeds from the sale of securities available for sale               108.1           36.8
 Net assets of discontinued operations                                     -        1,040.8
                                                                    --------       --------

Net cash provided by and (used in) investing activities                (81.6)         889.7
                                                                    --------       --------

FINANCING ACTIVITIES
 Increase (decrease) in debt                                           (27.0)        (352.1)
 Proceeds from sale of Common Stock                                      1.7            2.5
 Purchase of Common Stock for treasury                                 (92.2)        (227.3)
 Cash dividends                                                        (10.0)         (26.4)
                                                                    --------       --------

Net cash used in financing activities                                 (127.5)        (603.3)
                                                                    --------       --------

Effect of exchange rate changes on cash and cash equivalents             1.1           (1.5)
                                                                    --------       --------

Net increase (decrease) in cash and cash equivalents                  (262.7)         326.2

Cash and cash equivalents at beginning of year                         378.2           85.7
                                                                    --------       --------

Cash and cash equivalents at end of quarter                         $  115.5       $  411.9
                                                                    ========       ========




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HARRIS CORPORATION  | 1025 WEST NASA BOULEVARD, MELBOURNE, FL USA 32919
                                                            next level solutions

Table 6

                               HARRIS CORPORATION
                           FY'01 THIRD QUARTER SUMMARY
                      CONDENSED CONSOLIDATED BALANCE SHEET


(in millions)
                                               March 30,      June 30,
                                                 2001            2000
                                               ------------------------
ASSETS

Cash and cash equivalents                      $  115.5        $  378.2
Marketable securities                             107.0           432.5
Receivables                                       450.4           466.5
Unbilled costs and accrued earnings               167.3           154.6
Inventories                                       247.5           197.2
Current deferred income taxes                      85.1               -
Plant and equipment                               284.5           295.4
Intangibles resulting from acquisitions           183.6           166.2
Non-current notes receivable                       29.6             8.7
Non-current deferred income taxes                  30.5               -
Other assets                                      224.1           227.6
                                               --------        --------
                                               $1,925.1        $2,326.9
                                               ========        ========


LIABILITIES AND SHAREHOLDERS' EQUITY

Short-term debt                                $   90.4        $  108.4
Accounts payable and accrued expenses             308.0           343.8
Advance payments and unearned income               78.3            73.7
Income taxes                                       13.4            15.5
Current deferred income taxes                         -            14.5
Non-current deferred income taxes                     -            14.1
Long-term debt                                    384.6           382.6
Shareholders' equity                            1,050.4         1,374.3
                                               --------        --------
                                               $1,925.1        $2,326.9
                                               ========        ========




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HARRIS CORPORATION  | 1025 WEST NASA BOULEVARD, MELBOURNE, FL USA 32919
                                                            next level solutions